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                                   EXHIBIT 2.1






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================================================================================



                          AGREEMENT AND PLAN OF MERGER

                                     Between

                            GOLDEN STATE BANCORP INC.

                                       And

                          CENFED FINANCIAL CORPORATION





                           Dated as of August 17, 1997


================================================================================




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                                TABLE OF CONTENTS

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
RECITALS .........................................................................1

ARTICLE I.
         The Merger...............................................................2
         1.1.  Procedure and Effective Time of Merger.............................2
         1.2.  Closing............................................................2
         1.3.  Effects of Merger..................................................2
         1.4.  Reservation of Right to Revise Transaction.........................2

ARTICLE II.
         Effect of Merger on Capital Stock of Constituent Corporations;
         Exchange of Certificates.................................................3
         2.1.  Effect on Capital Stock............................................3
         2.2.  Exchange of Certificates...........................................4

ARTICLE III.
         REPRESENTATIONS AND WARRANTIES...........................................7
         3.1.  Disclosure Letters.................................................7
         3.2.  Standards..........................................................7
         3.3.  Representations and Warranties of CENFED...........................8
         3.4.  Representations and Warranties of Golden State....................19

ARTICLE IV.
         CONDUCT PENDING MERGER..................................................23
         4.1.  Conduct of Business Prior to Effective Time.......................23
         4.2.  Forbearance by CENFED.............................................23

ARTICLE V.
         COVENANTS...............................................................26
         5.1.  Acquisition Proposals.............................................26
         5.2.  Certain Policies of CENFED........................................27
         5.3.  Employees.........................................................27
         5.4.  Access to Information.............................................28
         5.5.  Regulatory Matters................................................29
         5.6.  Other Actions.....................................................30
         5.7.  Publicity.........................................................30
         5.8.  Preparation of Form S-4 and Proxy Statement.......................30
         5.9.  Letter of CENFED Accountants......................................31
         5.10. Letter of Golden State Accountants................................31
         5.11. Stockholder Action................................................31
         5.12. Notification of Certain Matters...................................31



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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                               PAGE
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
         5.13. Tax Matters.......................................................32
         5.14. Updated Disclosure Letters........................................32
         5.15. Affiliates........................................................32
         5.16. Stock Exchange Listing............................................33
         5.17. Bank Merger.......................................................33
         5.18. Corporate Governance..............................................33
         5.19. Indemnification of Directors and Officers.........................33

ARTICLE VI.
         CONDITIONS TO CONSUMMATION..............................................34
         6.1.  Conditions to All Parties' Obligations............................34
         6.2.  Conditions to Obligations of Golden State.........................35
         6.3.  Conditions to Obligations of CENFED...............................36

ARTICLE VII.
         TERMINATION.............................................................36
         7.1.  Termination.......................................................36
         7.2.  Effect of Termination.............................................38

ARTICLE VIII.
         OTHER MATTERS...........................................................39
         8.1.  Certain Definitions; Interpretation...............................39
         8.2.  Survival..........................................................39
         8.3.  Waiver............................................................40
         8.4.  Counterparts......................................................40
         8.5.  Governing Law.....................................................40
         8.6.  Expenses..........................................................40
         8.7.  Notices...........................................................40
         8.8.  Entire Agreement; No Third Party Beneficiaries....................41
         8.9.  Parties Bound; Assignment.........................................41
         8.10. Severability......................................................41
         8.11. Captions..........................................................42



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
         AGREEMENT AND PLAN OF MERGER dated as of August 17, 1997 ("Agreement"), by and between GOLDEN STATE BANCORP INC., a Delaware corporation ("Golden State"), and CENFED FINANCIAL CORPORATION, a Delaware corporation ("CENFED").


                                    RECITALS

         WHEREAS, the Boards of Directors of Golden State and CENFED have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination provided for herein, in which a wholly-owned subsidiary of Golden State ("Merger Sub") is to be merged with and into CENFED and CENFED is thereby to become a wholly-owned subsidiary of Golden State (the "Merger");

         WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also desire to prescribe various conditions thereto;

         WHEREAS, as a condition to Golden State's willingness to enter into this Agreement, Golden State has required that CENFED enter into a Stock Option Agreement, dated as of the date hereof (the "Stock Option Agreement"), providing for the grant by CENFED to Golden State of an option to purchase shares of CENFED Common Stock (as defined herein), and, as an inducement to Golden State to enter into this Agreement, CENFED has agreed to enter into the Stock Option Agreement;

         WHEREAS, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, it is intended that the Merger shall be accounted for as a pooling of interests under generally accepted accounting principles; and

         WHEREAS, Golden State and CENFED contemplate that their respective depository institution subsidiaries, Glendale Federal Bank, Federal Savings Bank and CenFed Bank (referred to herein as "Glendale Bank" and "CenFed Bank", respectively) will be merged (the "Bank Merger") concurrently with or promptly after the completion of the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:




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                                   ARTICLE I.

                                   THE MERGER


         Section 1.1. Procedure and Effective Time of Merger. As of the Effective Time (as defined below), Merger Sub shall be merged with and into CENFED, with CENFED to be the surviving corporation in the Merger, in accordance with the following: Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation (as defined in Section 1.3(b)) and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on the Closing Date (as defined in Section 1.2). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as is provided in the Certificate of Merger (such time being referred to herein as the "Effective Time").

         Section 1.2. Closing. The completion of the transactions provided for herein (the "Closing") shall take place at 10:00 a.m. on the date (referred to herein as the "Closing Date") that is the first day after December 31, 1997 that is at least two business days after satisfaction or appropriate waiver of each of the conditions set forth in Article VI at the offices of Mayer, Brown & Platt, 350 South Grand Avenue, 25th Floor, Los Angeles, California 90071-1503, or at such other time, date and place as may be agreed to in writing by the parties hereto.

         Section 1.3. Effects of Merger. (a) At the Effective Time, (i) the separate corporate existence of Merger Sub shall cease and Merger Sub shall be merged with and into CENFED, (ii) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, (iii) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, and (iv) the directors of Merger Sub shall become the directors of the Surviving Corporation.

         (b) As used in this Agreement, "Constituent Corporations" shall mean Merger Sub and CENFED and "Surviving Corporation" shall mean CENFED.

         (c) At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL.

         Section 1.4. Reservation of Right to Revise Transaction. Notwithstanding any other provision of this Agreement, Golden State may at any time change the method of effecting the acquisition of CENFED by Golden State (and CENFED shall cooperate in such efforts), including to provide for a merger of CENFED with and into Golden State, or to provide for mergers among certain of the Subsidiaries of



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Golden State and CENFED to occur substantially simultaneously with, or promptly following, the Effective Time; provided, however, that no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of CENFED Common Stock as provided for in this Agreement (the "Merger Consideration"), (b) adversely affect the proposed accounting treatment for the Merger or the tax treatment to CENFED's stockholders as a result of receiving the Merger Consideration or (c) materially delay receipt of any approval referred to in Section 6.1(b) or the consummation of the transactions contemplated by this Agreement.


                                   ARTICLE II.

                      EFFECT OF MERGER ON CAPITAL STOCK OF
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of Merger Sub or CENFED Common Stock (as defined in Section 3.3(c)):

         (a) Conversion of Merger Sub Capital Stock. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into one share of the common stock, par value $.01 per share, of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Stock Owned by Golden State. All shares of CENFED Common Stock that are owned by CENFED as treasury stock and all shares of CENFED Common Stock that are owned by Golden State or any wholly-owned subsidiary of Golden State, other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties (any shares of stock held in any of such capacities being referred to herein as "trust account shares"), shall be canceled and retired and shall cease to exist and no stock of Golden State or other consideration shall be delivered in exchange therefor. All shares of Golden State Common Stock (as defined in Section 3.4(b)) that are owned by CENFED or any subsidiary (other than trust account shares) shall remain outstanding and shall not be affected by the Merger.

         (c) Conversion of CENFED Common Stock. Subject to Section 2.2(e), each issued and outstanding share of CENFED Common Stock (other than shares canceled in accordance with Section 2.1(b)) shall be converted into 1.2 fully paid and nonassessable shares of Golden State Common Stock (the ratio of such number of shares of Golden State Common Stock for each share of CENFED Common Stock being referred to herein as the "Exchange Ratio"). All such shares of CENFED Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously representing any such shares shall thereafter represent the shares of Golden State Common Stock into which such CENFED Common Stock has been converted. Certificates previously representing shares of CENFED Common Stock shall be exchanged for certificates representing whole shares of

Golden State Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2. If prior to the Effective Time the outstanding shares of Golden State Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in the capitalization of Golden State, or if Golden State shall declare any extraordinary dividend with a record date that is prior to the Effective Time, then an appropriate and proportionate adjustment, as mutually agreed by Golden State and CENFED, shall be made to the Exchange Ratio, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to the holders of Golden State Common Stock generally.

         (d) Effect on CENFED Stock Option Plans. At the Effective Time, each then outstanding and unexercised option to purchase shares of CENFED Common Stock granted under the CENFED Stock Plans (as defined below) (each, a "CENFED Stock Option"), whether vested or unvested (it being understood that, under the terms of the CENFED Stock Plans, all such options will become vested as a result of the transaction provided for in this Agreement), shall be converted, subject to the penultimate sentence of this Section 2.1(d), into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under such CENFED Stock Option, the number of shares of Golden State Common Stock equal to (a) the number of shares of CENFED Common Stock subject to the CENFED Stock Option, multiplied by (b) the Exchange Ratio (such product to be rounded down to the nearest whole number) at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of CENFED Common Stock which were purchasable pursuant to such CENFED Stock Option divided by (z) the number of full shares of Golden State Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each CENFED Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, CENFED shall take all such action, if any, as shall be necessary with respect to the CENFED Stock Plans to permit the replacement of the outstanding CENFED Stock Options by Golden State pursuant to this Section. At the Effective Time Golden State shall assume the CENFED Stock Option Plans; provided, that such assumption shall be only in respect of the Replacement Options and that Golden State shall have no obligation with respect to any awards under the CENFED Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed CENFED Stock Plans. As used herein, the term "CENFED Stock Plans" shall mean each of the CENFED Financial Corporation 1992 Long-Term Incentive Plan, the CENFED Financial Corporation 1994 Long-Term Incentive Plan and the CENFED Financial Corporation 1994 Directors' Stock Option Plan.

         Section 2.2. Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Golden State shall deposit, or shall cause to be deposited, with a bank, trust company or other entity which



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regularly performs the functions provided for in this Section 2.2 that is designated by Golden State and reasonably acceptable to CENFED (the "Exchange Agent"), for the benefit of the holders of shares of CENFED Common Stock, and for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Golden State Common Stock and cash in lieu of any fractional shares pursuant to Section 2.2(e)(such certificates for shares of Golden State Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1.

         (b) Exchange Procedures. As soon as practicable but in no event later than five days after the Effective Time, Golden State shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of CENFED Common Stock (the "Certificates") whose shares were converted into shares of Golden State Common Stock pursuant to Section 2.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Golden State and CENFED may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Golden State Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Golden State Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this
Article II (after taking into account all shares of CENFED common stock then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of CENFED Common Stock which is not registered in the transfer records of CENFED, a certificate representing the proper number of shares of Golden State Common Stock may be issued to a transferee if the Certificate representing such CENFED Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Golden State Common Stock and cash in lieu of any fractional shares of Golden State Common Stock as contemplated by this Section 2.2.

         (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Golden State Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Golden State Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until such Certificate shall be surrendered by the holder thereof. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Golden State Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable with respect to a fractional share of Golden State Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid or made with respect to such whole shares of Golden State Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment or distribution date subsequent to such surrender payable or distributable with respect to such whole shares of Golden State Common Stock.

         (d) No Further Ownership Rights in CENFED Common Stock. All shares of Golden State Common Stock issued upon conversion of shares of CENFED Common Stock in accordance with the terms hereof (and any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of CENFED Common Stock; subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by CENFED on such shares of CENFED Common Stock not in violation of the terms of this Agreement on or prior to the Effective Time and which remain unpaid or have not been made at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of CENFED Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         (e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Golden State Common Stock shall be issued upon the surrender of Certificates for exchange, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Golden State.

             (ii) In lieu of the issuance of fractional shares of Golden State Stock, Golden State shall pay or cause to be paid to each holder of CENFED Common Stock an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all shares of CENFED Common Stock then held by such holder) would otherwise be entitled by the average of the closing prices for a share of Golden State Common Stock on the NYSE Composite Transactions Tape for the ten trading days ending on the second trading day immediately preceding the Effective Time.

             (iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of CENFED Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of CENFED Common



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
Stock subject to and in accordance with the terms of Section 2.2(c).

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of CENFED for twelve months after the Effective Time shall be delivered to Golden State upon demand, and any stockholders of CENFED who have not theretofore complied with this Article II shall thereafter look only to Golden State for payment of their claims for Golden State Common Stock and, if applicable, any cash in lieu of fractional shares of Golden State Common Stock and any dividends or distributions with respect to Golden State Common Stock.

         (g) No Liability. Neither Golden State nor CENFED shall be liable to any former holder of shares of CENFED Common Stock for shares of Golden State Common Stock(or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

         Section 3.1. Disclosure Letters. On or prior to the date of the execution and delivery hereof, CENFED and Golden State have each delivered a letter to the other (the "CENFED Disclosure Letter" and the "Golden State Disclosure Letter," respectively, and each a "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to its representations and warranties set forth in Section 3.3 or 3.4, as applicable, and making specific reference to the Section or Sections of this Agreement to which they relate. The inclusion of a fact, circumstance or event in either Disclosure Letter, however, shall not be deemed an admission that such item represents a material exception or that the absence of such item would cause the representation or warranty to which it relates to be untrue or incorrect.

         Section 3.2. Standards. No representation or warranty of CENFED or Golden State contained in Sections 3.3 or 3.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Sections 3.3 or 3.4, (i) is material and adverse to the business, financial condition or results of operations of CENFED or Golden State, as applicable, and its respective subsidiaries, in each case, taken as a whole, (ii) materially and adversely affects the ability of CENFED or Golden State, as applicable, to consummate the Merger by the Termination Date or to perform its material obligations hereunder or (iii) enables any person to prevent or materially delay the consummation of the Merger.

         Section 3.3. Representations and Warranties of CENFED. Except as set forth in the CENFED Disclosure Letter, CENFED represents and warrants to Golden State that:

         (a) Organization. (i) CENFED has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware. CENFED has all requisite corporate power and authority to carry on its business as it is now being conducted and to own its properties and assets.

                  (ii) Without limiting the generality of the foregoing, CenFed Bank is duly chartered and in good standing as a federal savings bank organized in capital stock form. The customer deposit accounts of CenFed Bank are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided for member institutions of the SAIF generally in the Federal Deposit Insurance Act, without any special limitation or restriction. CenFed Bank has all requisite corporate and other power and authority (including all federal, state and local administrative and other governmental and regulatory authorizations) to carry on its business as it is now being conducted and to own its properties and assets.

         (b) Qualifications. CENFED is duly qualified and in good standing in all jurisdictions in which such qualification is required to carry on its business as it is now being conducted and to own all its properties and assets.

         (c) Capital Stock. The authorized capital stock of CENFED consists solely of 14,000,000 shares of common stock, par value $.01 per share (the "CENFED Common Stock"), of which 5,732,581 shares are issued and outstanding as of the date of this Agreement, and 2,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued or outstanding as of the date of this Agreement. CENFED has no outstanding voting securities other than the outstanding shares of CENFED Common Stock referred to in the first sentence of this paragraph. Except for shares of CENFED Common Stock that are issuable pursuant to the employee stock options listed in the CENFED Disclosure Letter, the Stock Option Agreement and the Rights Agreement referred to in the CENFED Disclosure Letter (the "CENFED Rights Plan") no shares of capital stock of CENFED are reserved for issuance upon the exercise of, or are otherwise subject to, any outstanding options, warrants or other rights of any kind or upon conversion of or in exchange for any other securities or pursuant to any other contractual arrangement or understanding. All outstanding shares of capital stock of CENFED and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the shares of authorized capital stock of CENFED is subject to any statutory or contractual preemptive or similar rights.

         (d) CenFed Bank; Significant Investments. All of the outstanding shares of capital stock of each subsidiary of CENFED are owned, directly or indirectly, and not subject to any lien, charge, encumbrance, restriction on transfer or adverse ownership or other claim of any third party, solely by CENFED. CenFed Bank is the sole direct subsidiary (as defined in Section 8.1) of CENFED and all of the direct and indirect subsidiaries of CenFed Bank are listed in the CENFED Disclosure Letter. No equity securities of any subsidiary of CENFED are or may become required to be issued (other than to CENFED or its subsidiaries) by reason of any securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of such equity securities (each of the foregoing, a "Right"); there are no contracts, commitments, understandings or arrangements by which any of the subsidiaries of CENFED is or may be bound to sell or otherwise transfer any shares of the capital stock of any such subsidiary (other than to CENFED or its subsidiaries); and there are no contracts, commitments, understandings or arrangements relating to its rights to vote or to dispose of such shares (other than to CENFED or its subsidiaries).

         (e) Authority and Stockholder Approvals. Each of this Agreement and the other agreements contemplated hereby is a valid and binding agreement of CENFED enforceable against CENFED in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Upon the receipt of the stockholder approval of this Agreement by the holders of CENFED Common Stock required by the DGCL, the completion of the transactions contemplated by this Agreement will have been authorized by all necessary corporate action of CENFED. The CENFED Rights Plan has been amended so as to provide that Golden State will not become an "Acquiring Person" and that no "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the CENFED Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the Stock Option Agreement or the consummation of the Merger or the acquisition of shares of CENFED Common Stock by Golden State pursuant to the Stock Option Agreement or any other transaction contemplated hereby or thereby. CENFED has taken all action required to be taken by it (including approval by the appropriate number of members of the CENFED Board of Directors) in order to exempt this Agreement and the CENFED Stock Option Agreement and the transactions contemplated hereby and thereby, and the foregoing are exempt from, (x) the requirements of Section 203 of the Delaware General Corporation Law and (y) the "higher vote" requirement of Article Seventh of the CENFED Certificate of Incorporation. Article Thirteenth of the CENFED Certificate of Incorporation does not apply to this Agreement, the CENFED Stock Option Agreement or the transactions contemplated hereby or thereby.

         (f) No Violations. The execution, delivery and performance of this Agreement by CENFED do not, and the consummation of the transactions contemplated hereby by CENFED will not, constitute (A) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CENFED or to which CENFED or any of its properties is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (B) a breach or violation of, or a default under, the certificate of incorporation or by-laws of CENFED or (C) a breach or violation of, or a default under (or an event which with the giving of notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of CENFED under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which CENFED is a party, or by which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require CENFED to obtain any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities or other persons referred to in Section 6.1(b), the approval of the stockholders of CENFED referred to in Section 3.3(e), and such approvals, consents or waivers as are required under federal and state securities laws in connection with the transactions contemplated by this Agreement.

         (g) Reports. (i) As of their respective dates, neither the Annual Report on Form 10-K filed by CENFED with the Securities and Exchange Commission (the "SEC") relating to the year ended December 31, 1996 (including the audited financial statements of CENFED included therein), nor any other report filed by CENFED subsequent to December 31, 1994 (including, without limitation, reports on Forms 10- K, 10-Q, and 8-K) with the SEC, the Office of Thrift Supervision (the "OTS") or the FDIC (all of the financial statements and reports of the types referred to in this clause (i) being collectively referred to in this Agreement as "Reports"), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of all such Reports filed on or after December 31, 1994 have been made available to Golden State, and CENFED shall provide Golden State with true and complete copies of all Reports filed after the date hereof promptly after such Reports are filed and each such Report filed with the SEC complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act. Each of the statements of financial condition contained or incorporated by reference in the Reports (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, cash flows and changes in stockholders' equity, contained or incorporated by reference in the Reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, cash flows, and changes in stockholders' equity of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles or applicable regulatory accounting principles and instructions consistently applied throughout the periods involved, except as may be stated therein (and subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect and to the lack of complete footnotes).

             (ii) CENFED and its subsidiaries, including CenFed Bank, have timely filed all reports and statements, together with any amendments required to be made with respect thereto, with the SEC, the OTS, the FDIC and any other applicable Government Regulators (as defined in Section 3.3(k)), and all other material reports and statements required to be filed by them and have paid all fees and assessments due and payable in connection therewith.

         (h) Absence of Certain Changes or Events. Except as disclosed in the Reports filed prior to the date hereof and except as contemplated by this Agreement or disclosed in the CENFED Disclosure Letter, since December 31, 1996:
(i) CENFED has not incurred any liability, other than in the ordinary course of its business consistent with past practice; (ii) CENFED has conducted its business only in the ordinary and usual course of such business; and (iii) there has not been any change in the financial condition, properties, business, or results of operations of CENFED which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on CENFED, including its subsidiaries, taken as a whole.

         (i) Taxes. All federal, state, local, and foreign tax returns required to be filed by or on behalf of CENFED have been timely filed or requests for extensions have been timely filed, any such requested extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns to be due have been paid in full or adequate provision has been made for the payment of any such taxes in the financial statements of CENFED in accordance with generally accepted accounting principles. There is no audit, examination, deficiency assessment, or refund litigation currently pending with respect to any taxes of CENFED. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to CENFED have been paid in full or adequate provision has been made for the payment of any such taxes in the financial statements of CENFED in accordance with generally accepted accounting principles. No extensions or waivers of statutes of limitations have been given by or requested with respect to any taxes of CENFED.

         (j) Absence of Claims. There is no pending claim, action or proceeding against CENFED before any court or administrative agency, nor, to the knowledge of CENFED, have any of the foregoing been threatened, nor, to the knowledge of CENFED, is there any reasonable basis therefor.

         (k)      Absence of Regulatory Actions.  Neither CENFED nor CenFed
Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions relating to the foregoing at the request of, federal or state governmental authorities, including without limitation the SEC and regulatory agencies charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (collectively, "Government Regulators"), nor has CENFED or CenFed Bank been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. CENFED is not aware of any facts or circumstances relating to CENFED or CenFed Bank that have not been disclosed to Golden State that would cause any of the Government Regulators or any other person or entity to fail to give any of the approvals, consents or waivers referred to in Section 5.1(b).

         (l) Contracts. (i) Except for arrangements made in the ordinary course of business, CENFED is not bound by any material contract to be performed after the date hereof that is not listed in the CENFED Disclosure Letter. CENFED is not a party to an oral or written (A) agreement containing covenants that limit the ability of CENFED to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or the method by which, CENFED (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency),(B) agreement not referred to in the preceding clause and providing for the payment by CENFED of $100,000 or more per annum or (C) except as filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 1996, agreement that is a "material contract" within the meaning of Item 601(b)(10)of SEC Regulation S-K.

             (ii) CENFED is not in default under or in violation of any provision of the contracts or any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject, and, to the knowledge of CENFED, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         (m) Labor Matters. CENFED is not a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is CENFED the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any strike, other labor dispute or organizational effort involving CENFED pending or, to the knowledge of CENFED, threatened.

         (n) Employee Agreements. The CENFED Disclosure Letter contains a complete list of all employment agreements and all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, employment, termination, severance, medical, health and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto in respect of any present or former directors, officers, or other employees of CENFED or with respect to which CENFED or any entity that would be treated as a single employer with CENFED under Section 414(b) or (c) of the Code (which entities are referred to herein as "ERISA Affiliates") may have any liability (all of the foregoing being hereinafter collectively referred to as the "Employee Agreements"). Except as set forth in the CENFED Disclosure Letter, (i) all of the Employee Agreements comply, and have been administered in all material respects in compliance, with all applicable requirements of ERISA, the Code, and all other applicable laws and regulations, and no event has occurred which will or could cause any such Employee Agreement to fail to comply with such requirements and no notice has been issued by any governmental authority questioning or challenging such compliance; (ii) none of CENFED or any of its ERISA Affiliates has an obligation to accelerate the time of payment or vesting of any benefit or compensation payable under any Employee Agreement; (iii) a true and correct copy of each of the Employee Agreements and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and recordkeeping agreements, each as in effect on the date hereof, has been made available to Golden State; (iv) to the extent applicable, a true and correct copy of the most recent annual report, actuarial report, accountant's opinion of the plan's financial statements, summary plan description and Internal Revenue Service determination letter with respect to each Employee Agreement has been made available to Golden State and there have been no material changes in the financial condition of the respective plans from that stated in the annual reports and actuarial reports supplied; (v) all Employee Agreements which are employee pension benefit plans (as defined in Section 3(2) of ERISA) comply in form and in operation with all applicable requirements of Sections 401(a) and 501(a) of the Code, there have been no amendments to such plans which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service and no event has occurred which will or could give rise to disqualification of any such plan under such sections or to a tax under Section 511 of the Code; (vi) there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Agreement and none of CENFED or any of its ERISA Affiliates has engaged in any prohibited transaction;
(vii) there have been no acts or omissions by CENFED or any of its ERISA Affiliates which have given rise to or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47 or 68 of the Code for which CENFED or any of its ERISA Affiliates may be liable; (viii) there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Employee Agreement or assets thereof and to the best knowledge of CENFED no facts exist which could give rise to any such actions, suits or claims (other than routine claims for benefits); (ix) no Employee Agreement is subject to Title

IV of ERISA and no Employee Agreement is a multiemployer plan (as defined in Section 3(37) of ERISA); (x) none of CENFED or any of its ERISA Affiliates has any liability or contingent liability for providing, under any Employee Agreement or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code; and
(xi) shareholder approval, or the consummation, of the transactions contemplated by this Agreement would not directly or indirectly (including as a result of any termination of employment) reasonably be expected to (A) entitle any current or former director, officer or employee to any payment or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Employee Agreement, (C) result in any material increase in benefits under any Employee Agreement or (D) result in the payment of any "excess parachute payments" under Section 280G of the Code.

         (o) Title to Assets. CENFED does not own any real estate or interest therein (other than real property security interests) that is not described in the CENFED Disclosure Letter. CENFED has good (and as to real property, marketable) title to its properties and assets (including any trademark, service mark, trade name, copyright or other intellectual property used in its business), other than (i) as reflected in the Reports, (ii) properties or assets as to which CENFED is a lessee or licensee and (iii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted. Such properties and assets are subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except (i) as reflected in the Reports filed prior to the date hereof; (ii) statutory liens for taxes not yet delinquent;
(iii) landlord's liens; and (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held. CENFED and its subsidiaries as lessee have the unqualified right under valid and subsisting leases to occupy, use, possess and control all property leased by CENFED and its subsidiaries.

         (p) Compliance with Law.  Each of CENFED and CenFed Bank:

             (i) has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of CENFED and CenFed Bank, no suspension or cancellation of any of them is threatened; and

             (ii) is in material compliance in the conduct of its business with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans With Disabilities Act, and all other fair lending laws or other laws relating to discrimination, and the Bank Secrecy Act.

         (q) Fees. Other than financial advisory services performed for CENFED by Merrill Lynch & Co., Inc. in the amount and pursuant to the agreement both disclosed to Golden State prior to the execution and delivery of this Agreement, CENFED has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with the transaction provided for in this Agreement.

         (r) Environmental Matters.

             (i) With respect to environmental matters:

                 A. To the knowledge of CENFED, CENFED is in material compliance with all Environmental Laws (as defined below);

                 B. CENFED does not have knowledge of any material noncompliance with any Environmental Laws relating to any of the Loan Properties (as defined below)other than as may be set forth in the standard loan files of CenFed Bank;

                 C. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of CENFED, threatened, before any court, governmental agency or board or other forum against CENFED (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by CENFED;

                 D. To the knowledge of CENFED, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or CENFED in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                 E. To the knowledge of the CENFED, there are no existing facts or circumstances that could reasonably be expected to give rise to any suit, claim, action, demand, executive or administrative order, directive or proceeding of a type described in Section 3.3(r)(i)(B) or
         (C) above;

                 F. To the knowledge of CENFED, the properties currently or formerly owned or operated by CENFED (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and, with the exception of commercially available office and cleaning supplies, do not otherwise contain any Hazardous Material that could reasonably be expected to give rise to liability to CENFED;

                 G. CENFED has not received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                 H. To the knowledge of CENFED, during the period of CENFED's ownership or operation of any of its currently owned properties, there has been no contamination by or release of Hazardous Material in, on, under or affecting such properties which constituted a violation of any Environmental Laws. To the knowledge of CENFED, prior to the period of CENFED's ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material or oil in, on, under or affecting any such property which constituted a violation of any Environmental Laws and as to which CENFED may have liability; and

                 I. CENFED does not participate in the management of a Loan Property to an extent that it would be deemed an "owner or operator" as defined in 42 U.S.C. Section 9601 or any similar Environmental Law.

             (ii) The following definitions apply for purposes of this
Section 3.3(r): (w) "Loan Property" means any property in which CENFED holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (x) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to
(A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now or hereafter in effect, including all current Environmental Laws, all future interpretations of current Environmental Laws and all future Environmental Laws and subsequent interpretations thereof. The term "Environmental Law" includes (i) all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act and the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, the Federal Hazardous Materials Transportation Act, or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; and (y) "Hazardous Material" means any substance in any concentration which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. The term "Hazardous Material" includes any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead, lead-based paint and polychlorinated biphenyl.

         (s) Classified Assets. CENFED has annexed to the CENFED Disclosure Letter a loan schedule identifying certain loan agreements, notes and borrowing arrangements (the "CENFED Loan Schedule") between its subsidiaries and borrowers of its subsidiaries. Except as specifically noted on the CENFED Loan Schedule, no subsidiary was, as of July 31, 1997, a party to any written or oral (i) loan agreement, note or borrowing arrangement, other than loans the unpaid balance of which does not exceed $100,000 per loan, under the terms of which the obligor is over 60 days delinquent in payment of principal or interest or loan agreement, note or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," or "other loans specially mentioned" or any comparable classification by CENFED, a CENFED subsidiary, the OTS or the FDIC or (ii) loan agreement, note or borrowing arrangement including any loan guaranty, with any director, executive officer or ten percent stockholder of CENFED or, to the knowledge of CENFED, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.

         (t) Material Interests of Certain Persons. No officer or director of CENFED, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of CENFED.

         (u) Insurance. All policies of insurance or indemnity maintained by CENFED for its benefit in its business are listed in the CENFED Disclosure Letter. All of the insurance policies and bonds so listed are in full force and effect, CENFED is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. Between the date hereof and the Effective Time, CENFED will use commercially reasonable efforts to maintain the levels of insurance coverage in effect on the date hereof.

         (v) Books and Records. The books and records of CENFED have been maintained in accordance with all applicable legal, regulatory and accounting requirements and reflect in all material respects the substance of the events and transactions that are required to be included therein.

         (w) Corporate Documents. CENFED has delivered to Golden State true and complete copies of its certificate of incorporation and by- laws, and the charter and by-laws of CenFed Bank, as each of them is in effect on the date hereof.

         (x) Indemnification. Other than pursuant to the provisions of the certificate of incorporation and by-laws of CENFED and the similar or corresponding organizational documents of CenFed Bank and the other subsidiaries of CENFED, neither CENFED nor any such subsidiary, is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of CENFED or any such subsidiary.

         (y) Derivatives Contracts; Structured Notes; Etc. CENFED is not a party to and has not agreed to enter into, after the date hereof, any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or other contract of the types commonly referred to as derivative contracts, including various combinations thereof (each a "Derivatives Contract") and CENFED does not own securities that are referred to generically as "structured notes," "high risk mortgage derivatives" (as defined for federal banking regulatory purposes), "capped floating rate notes" or "capped floating rate mortgage derivatives", except for those Derivatives Contracts and such other instruments listed (as of the date hereof) in the CENFED Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof. All Derivative Contracts, whether entered into for CENFED's own account, or for the account of one or more of its subsidiaries or their customers, were entered into (i) in accordance with applicable laws, rules and regulations and (ii) with counterparties believed to be financially responsible at the time. Neither CENFED nor its subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

         (z) Accounting Matters. None of CENFED nor, to CENFED's best knowledge, any of its affiliates has taken or agreed to take any action that would prevent Golden State from accounting for the transactions contemplated hereby as a "pooling of interests" under GAAP and SEC regulations, and CENFED has no reason to believe that such transactions will not qualify as a "pooling of interests" for accounting purposes.

         (aa) Disclosure. The written statements, certificates, schedules, lists and other written information furnished by or on behalf of CENFED to Golden State pursuant to this Agreement, including all information supplied in connection with the preparation of the Form S-4 and the Proxy Statement (each as defined in Section 5.8), do not contain any untrue statement of a material fact or, taken as a whole, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.4. Representations and Warranties of Golden State. Except as set forth in the Golden State Disclosure Letter, Golden
State represents and warrants to CENFED that:

         (a) Organization. (i) Golden State has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Delaware. Golden State has all requisite corporate power and authority to carry on its business as it is now being conducted and to own its properties and assets.

             (ii) Without limiting the generality of the foregoing, Glendale Bank is duly chartered and in good standing as a federal savings bank organized in capital stock form. The customer deposit accounts of Glendale Bank are insured by the SAIF to the extent provided for member institutions of the SAIF generally in the Federal Deposit Insurance Act, without any special limitation or restriction. Glendale Bank has all requisite corporate and other power and authority (including all federal, state and local administrative and other governmental and regulatory authorizations) to carry on its business as it is now being conducted and to own its properties and assets.

         (b) Capital Stock. The authorized capital stock of Golden State consists solely of 100,000,000 shares of common stock, par value $1.00 per share (the "Golden State Common Stock"), of which 50,382,460 shares are issued and outstanding as of the date of this Agreement, and 50,000,000 shares of preferred stock, par value $1.00 per share, of which 4,621,982 shares, denominated "Noncumulative Convertible Preferred Stock, Series A" are issued and outstanding as of the date of this Agreement. Golden State has no outstanding voting securities other than the outstanding shares of Golden State Common Stock referred to in the first sentence of this paragraph. Except as described in the Golden State Disclosure Letter, no shares of capital stock of Golden State are reserved for issuance upon the exercise of outstanding options, warrants or other rights of any kind or upon conversion of or in exchange for any other securities or pursuant to any other contractual arrangement or understanding. All outstanding shares of capital stock of Golden State and its subsidiaries are, and all of the shares of Golden State Common Stock to be issued in the Merger will, when so issued pursuant to the terms hereof, be duly authorized, validly issued and outstanding, fully paid and non-assessable. None of the shares of authorized capital stock of Golden State is subject to any statutory or contractual preemptive or similar rights. All of the outstanding shares of capital stock of Glendale Bank are owned directly or indirectly, and not subject to any lien, charge, encumbrance, restriction on transfer or adverse ownership or other claim of any third party, solely by Golden State.

         (c) Authority and Stockholder Approvals. This Agreement is a valid and binding agreement of Golden State enforceable against Golden State in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. No approval of this Agreement is required under applicable law, the certificate of incorporation or by-laws of Golden State or for any other reason, to be obtained from the stockholders of Golden State to enable Golden State to complete the transactions provided for herein.


         (d) No Violations. The execution, delivery and performance of this Agreement by Golden State do not, and the consummation of the transactions contemplated hereby by Golden State will not, constitute (A) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Golden State or to which Golden State (or any of its properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (B) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Golden State or (C) a breach or violation of, or a default under (or an event which with the giving of notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Golden State under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Golden State is a party, or by which any of its properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby will not require Golden State to obtain any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than the required approvals, consents and waivers of governmental authorities or other persons referred to in Section 6.1(b), and such approvals, consents or waivers as are required under federal and state securities laws in connection with the transactions contemplated by this Agreement.

         (e) Reports. As of their respective dates, neither the Annual Report on Form 10-K filed by Glendale Bank, as the predecessor of Golden State, with the OTS relating to its fiscal year ended June 30, 1996 (including the audited financial statements of Glendale Bank, as such predecessor, included therein) nor the unaudited financial statements of Glendale Bank as the predecessor of Golden State, as of March 31, 1997 and for the nine months then ended contained in the Quarterly Report on Form 10-Q filed by Glendale Bank with the OTS, and no other report filed by Glendale Bank or Golden State subsequent to June 30, 1994, with the OTS, the SEC or the FDIC contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. True and complete copies of all such reports filed on or after June 30, 1994 have been made available to CENFED, and Golden State shall provide CENFED with true and complete copies of all reports filed after the date hereof promptly after such reports are filed. Each of the statements of financial condition contained or incorporated by reference in the reports referred to in this Section 3.4(e) (including in each case any related notes and schedules) fairly presented or will fairly present, as the case may be, the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, cash flows and changes in stockholders' equity, contained or incorporated by reference in the reports (including in each case any related notes and schedules), fairly presented or will fairly present, as the case may be, the results of operations, cash flows, and changes in stockholders' equity, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles or applicable regulatory accounting principles and instructions consistently applied throughout the periods involved, except as may be stated therein (and subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect and to the lack of complete footnotes).

         (f) Absence of Certain Changes or Events. Except as disclosed in the reports referred to in Section 3.4(e) and except as contemplated by this Agreement or disclosed in the Golden State Disclosure Letter, since June 30, 1996: (i) Golden State has not incurred any liability, other than in the ordinary course of its business consistent with past practice; (ii)Golden State has conducted its business only in the ordinary and usual course of such business; and (iii) there has not been any change in the financial condition, properties, business, or results of operations of Golden State which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Golden State, including its subsidiaries, taken as a whole.

         (g) Taxes. All material federal, state, local, and foreign tax returns required to be filed by or on behalf of Golden State have been timely filed or requests for extensions have been timely filed, any such requested extensions have been granted and have not expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns to be due have been paid in full or adequate provision for the payment of has been made for any such taxes in the financial statements of Golden State in accordance with generally accepted accounting principles. There is no audit, examination, deficiency assessment, or refund litigation currently pending with respect to any taxes of Golden State. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Golden State have been paid in full or adequate provision for the payment of has been made for any such taxes in the financial statements of Golden State in accordance with generally accepted accounting principles. No extensions or waivers of statutes of limitations have been given by or requested with respect to any taxes of Golden State.

         (h) Absence of Claims. There is no pending claim, action or proceeding against Golden State before any court or administrative agency, nor, to the knowledge of Golden State, have any of the foregoing been threatened, nor, to the knowledge of Golden State, is there any reasonable basis therefor.

         (i) Absence of Regulatory Actions. Neither Golden State nor Glendale Bank is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions relating to the foregoing at the request of, any of the Government Regulators nor has Golden State or Glendale Bank been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. Golden State is not aware of any facts or circumstances relating to Golden State or Glendale Bank that have not been disclosed to CENFED that would cause any of the Government Regulators or any other person or entity to fail to give any of the approvals, consents or waivers referred to in Section 5.1(b).


         (j) Compliance with Law. Each of Golden State and Glendale Bank:

             (i) has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Golden State and Glendale Bank, no suspension or cancellation of any of them is threatened; and

             (ii) is in material compliance in the conduct of its business with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Americans With Disabilities Act, and all other fair lending laws or other laws relating to discrimination, and the Bank Secrecy Act.

         (k) Fees. Golden State has not incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with the transaction provided for in this Agreement that could in any manner be asserted to be payable by CENFED.

         (l) Books and Records. The books and records of Golden State have been maintained in accordance with all applicable legal, regulatory and accounting requirements and reflect in all material respects the substance of the events and transactions that are required to be included therein.

         (m) Disclosure. The written statements, certificates, schedules, lists and other written information furnished by or on behalf of Golden State to CENFED pursuant to this Agreement, including all information supplied in connection with the preparation of the Form S-4 and the Proxy Statement, do not contain any untrue statement of a material fact or, taken as a whole, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



                                   ARTICLE IV.
                             CONDUCT PENDING MERGER

         Section 4.1. Conduct of Business Prior to Effective Time. Except as required by applicable law, rule or regulation, as expressly provided in this Agreement, as agreed to in writing by Golden State or as set forth in Section
4.1 of the CENFED Disclosure Letter, CENFED shall (i) conduct its business and maintain its books and records in the usual, regular and ordinary course, and in a manner consistent with past practice, (ii) use all commercially reasonable efforts to maintain and preserve intact its business organization, properties, leases, and advantageous business relationships and to retain the services of its officers and employees, (iii) take no action which could reasonably be expected to affect adversely or delay the ability of CENFED or Golden State to obtain any necessary approvals, consents or waivers of any governmental authority or other person required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement, and (iv) take no action that could reasonably be expected to have a material adverse effect on CENFED.

         Section 4.2. Forbearance by CENFED. During the period from the date of this Agreement to the Effective Time, and except as contemplated by this Agreement or as set forth in Section 4.2 of the CENFED Disclosure Letter with respect to certain employee compensation plans of CENFED, CENFED shall not, without the prior written consent of Golden State (which consent shall not be unreasonably withheld or delayed), do any of the following:

         (a) incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person other than in the ordinary course of business consistent with past practice and, in any event, subject to the following limitations: (i) CENFED will not enter into new borrowings, or accept brokered certificates of deposits with maturities greater than six months, except that, after consultation with Golden State, it may obtain up to $150,000,000 of Federal Home Loan Bank advances with maturities of up to two years, of which no more than $100,000,000 may have maturities exceeding one year;

         (b) issue any shares of its capital stock, except pursuant to options outstanding as of the date hereof to purchase shares of CENFED Common Stock that are listed in the CENFED Disclosure Letter; adjust, split, combine or reclassify any shares of capital stock; declare or pay any dividends, other than normal quarterly dividends at a rate per share not exceeding that of the most recently declared quarterly cash dividend of CENFED prior to the date hereof, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except, if Golden State and CENFED so agree, for redemption of the "Rights" provided for in the CENFED Rights Plan); or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock;

         (c) other than in the ordinary course of business consistent with past practice and with the other terms, covenants and conditions of this Agreement, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person (it being agreed that sales in accordance with CENFED's past practice of real estate acquired through foreclosure or by deed or other transfer in lieu of foreclosure shall be considered to be in the ordinary course of business), or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements requiring the same that are in force at the date of this Agreement and have been disclosed to Golden State in the CENFED Disclosure Letter;

         (d) hire any employee above the level of Assistant Vice President (other than such replacement employees, if any, as CENFED determines to be necessary to conduct its business); enter into, renew or amend any employment agreement with any employee or director, increase in any manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance, in each case not required by any existing plan or agreement, to any such employees or directors, or become a party to, amend, commit itself to, or establish, any trust or account related to, any Employee Agreement (as defined in Section 3.3(n)), with or for the benefit of any employee, other than general increases in compensation in the ordinary course of business consistent with past practice; or accelerate the vesting of any stock options or other compensation or benefit or declare or pay any bonus (except that CENFED shall be permitted to pay annual bonuses in accordance with CENFED's existing compensation policies and bonus plans disclosed to Golden State in the CENFED Disclosure Letter);

         (e) other than in the ordinary course of business consistent with past practice (it being agreed that credit bids for collateral shall be considered to be in the ordinary course of business), make any investment in any person or entity, whether by purchase of stock or other securities or contributions to the capital of such entity, make any property transfers to any person or entity, or purchase any property or assets of any person or entity;

         (f) enter into or renew any contract or agreement that requires payment by CENFED of more than $50,000 in any year, that is of more than one year in duration, or that is not cancelable without penalty on not more than sixty days notice (except for any contract to sell real estate by foreclosure or by deed or other transfer in lieu of foreclosure entered into in the ordinary course of business) or amend, modify or terminate any material leases or contracts of CENFED;

         (g) enter into any settlement or compromise of any material claim, action or proceeding involving any liability of CENFED for money damages that would have a material adverse effect or that would involve material restrictions upon the operations of any CENFED subsidiary, or waive or release any material rights or claims; provided, that Golden State may not withhold its consent to any such settlement unless it concurrently agrees in writing to indemnify and hold CENFED harmless from and against any liability, and subsequently incurred litigation expenses, in connection with such matter that exceeds in the aggregate the amount for which CENFED had proposed to settle such matter and that would not have been incurred but for Golden State's withholding of such consent;

         (h) except in the ordinary course of business, make, renegotiate, renew, increase, modify, extend or purchase any loan, lease, advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing;

         (i) change any of its methods of accounting as the same were in effect at December 31, 1996, except as required by changes in generally accepted accounting principles, as concurred in by the independent auditors of CENFED, or as required by regulatory accounting principles or other regulatory requirements;

         (j) enter into any new activities or lines of business, cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

         (k) amend its certificate of incorporation or by-laws or adopt any plan of liquidation, consolidation, merger or reorganization whether formal or informal;

         (l) make any capital expenditure other than in the ordinary course of business or as necessary to maintain its assets, and in any event, whether or not in the ordinary course of business, not exceeding $30,000;

         (m) take any action that would prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a "reorganization" within the meaning of Section 368 of the Code; or

         (n) enter into any Derivatives Contracts or purchase any of the types of securities referred to in Section 3.3(y), except that CENFED may purchase or acquire mortgage-backed securities rated "AA" or a more favorable rating category by Standard & Poor's, or comparable rating categories of other nationally recognized investment rating firms, so long as its aggregate investment in mortgage-backed securities does not exceed 102.5% of the aggregate amount of such investments as of the date hereof; or (ii) purchase or acquire municipal securities, except that CENFED may purchase municipal securities rated "AAA" by Standard & Poor's or a more favorable rating category, or comparable rating categories of other nationally recognized investment rating firms, so long as the aggregate amount of its investments in such securities does not exceed the aggregate amount of such investments as of the date hereof.

         (o) agree, or make any commitment, to take any of the actions prohibited by this Section 4.2.


                                   ARTICLE V.
                                    COVENANTS

         Section 5.1. Acquisition Proposals. CENFED agrees that neither it nor any of its officers or directors shall, and CENFED shall use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, or encourage any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of CENFED) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the consolidated assets, deposits or any equity securities of, CENFED (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for compliance by the directors of CENFED with their fiduciary duties, in the written opinion of outside legal counsel, with respect to an unsolicited offer from a third party, engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. CENFED shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Golden State) conducted heretofore with respect to any of the foregoing. CENFED will take the necessary steps to inform promptly the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.1. CENFED agrees that it will notify Golden State immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with CENFED. CENFED also agrees that it shall promptly request each person (other than Golden State) that has heretofore executed a confidentiality or standstill agreement in connection with its consideration of acquiring CENFED to return all confidential information heretofore furnished to such person by or on behalf of CENFED and enforce any such confidentiality or standstill agreements.

         Section 5.2. Certain Policies of CENFED. At the request of Golden State, CENFED shall, to the extent consistent with generally accepted accounting principles, modify its loan, litigation or real estate valuation policies and practices (including loan classifications and levels of reserves) after the date on which all required regulatory approvals are received for completion of the Merger and not earlier than 15 days prior to nor later than the day prior to, the Effective Time so as to be consistent with those of Golden State, taking into account Golden State's intended operations after the closing; provided, however, that CENFED shall not be required to take such action unless Golden State agrees in writing that all conditions to Golden State's obligation to consummate the Merger have been satisfied and that Golden State will complete the Merger. CENFED's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.2.

         Section 5.3. Employees. (a) As soon as practicable after the date hereof and, in any event, prior to the Closing Date, Golden State shall evaluate the employees and existing operations of CENFED to determine which positions in and employees of CENFED will be required for the continuing operations of the Surviving Corporation and Glendale Bank as of and after the Effective Time. CENFED shall cooperate in good faith with Golden State in assisting Golden State's investigation by, among other things, making available to Golden State employee evaluations and other records to the extent permitted by law, and facilitating interviews with CENFED employees.

         (b) As soon as practicable after the date hereof, Golden State shall identify to CENFED those employees of CENFED to whom Golden State desires to offer employment as of and after the Effective Time. Those employees whose positions will be eliminated and to whom Golden State determines not to offer employment shall be given notice prior to the Closing Date by CENFED and Golden State of their termination and the effective dates thereof. Golden State shall endeavor in good faith to identify employment opportunities for any such employees with Golden State. Such efforts shall include posting of employment opportunities with Golden State and interviewing any such employee of CENFED who desires to be considered for such a position with Golden State.

         (c) It is the intention of Golden State to train all employees of CENFED that Golden State expects to employ with Golden State in Golden State's procedures prior to the Closing Date. CENFED shall cooperate in good faith with Golden State in facilitating such training, including, without limitation by making such employees available for such training for reasonable periods during normal business hours.

         (d) Employees accepting employment with Golden State will not receive a guarantee of any minimum period of employment, it being the intention and understanding of the parties hereto that such employment shall be solely at the will of Golden State on the same basis as all other employees of Golden State who do not have contractual rights of employment; provided, that notwithstanding anything that may appear to be to the contrary herein, no provision shall be deemed to terminate or modify any provision of any employment, severance or similar agreement of any person with CENFED or any of its subsidiaries. Employees who are employed by Golden State after the Effective Time will receive credit for their prior service with CENFED for purposes of eligibility and vesting only, and not for purposes of determining the amount of benefits payable, under Golden State's existing employee benefit plans and programs, except that such employees shall receive prior service credit for purposes of determining (i) eligibility for annual amounts of permitted vacation time, (ii) numbers of accrued sick days, and (iii) amounts payable as severance payments under the applicable severance plan of Golden State in the case of employees of CENFED who remain employed by Golden State for more than one year following the Effective Time.

         (e) Full time and part time employees of CENFED on the date hereof who are involuntarily terminated, other than for cause, on or within one year after the Closing Date, including those employees of CENFED who are terminated as of a date prior to the Effective Time pursuant to paragraph (b) above, shall be eligible for benefits to the extent and as provided under the CENFED Severance Plan as in effect at the date hereof. In addition to amounts that may be payable pursuant to the CENFED Severance Plan, Golden State and CENFED have agreed that CENFED will establish a Retention Bonus Plan in accordance with the letter agreement (the "Benefits Letter") between Golden State and CENFED entered into contemporaneously herewith.

         (f) This Agreement is intended to result solely in the acquisition by Golden State of CENFED and is not intended to confer any continuing rights to employment on the part of the employees of CENFED after the Effective Time. CENFED shall make no representations to its employees regarding employment by Golden State. CENFED shall remain solely responsible for its employees, representatives and agents during their employment with CENFED prior to the Effective Time and with respect to all matters arising from such employment with CENFED during such period, including, without limitation, the payment of any accrued vacation pay, sick pay, severance payments or other payments to which such employees may be entitled (it being acknowledged that the Surviving Corporation, or Glendale Bank, as applicable, shall succeed to such obligations by operation of law upon, but only in the event of, the completion of the Merger or the Bank Merger, as applicable). Such payments and CENFED's obligations to make such payments shall be fully and fairly reflected in CENFED's financial statements prior to and as of the Effective Time to the extent required by generally accepted accounting principles.

         Section 5.4. Access to Information. (a) Upon reasonable notice during the period prior to the Effective Time, each party hereto shall afford the other parties access to the officers, employees, accountants, counsel and other representatives of such party, during normal business hours (provided such access does not unreasonably interfere with the operations of Glendale Bank or CenFed Bank) to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, such party shall make available to each other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than any reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as a party hereto may reasonably request. The parties hereto shall not, however, be required to provide access to or to disclose information to the extent that such access or disclosure would violate the rights of such party's customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement; provided, that such party shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply that will provide all information to the other party that may be relevant to its assessment of its obligation to complete the Merger. The parties hereto will hold all such information in confidence in accordance with the provisions of the confidentiality agreement, dated June 26, 1997, between Golden State and CENFED (the "Confidentiality Agreement").

         (b) No investigation by any party hereto shall affect the representations, warranties, covenants or agreements of the other parties hereto.

         (c) CENFED shall promptly after the end of each month inform Golden State of any new classification of its assets (as referred to in Section 3.3(s)) that is determined or modified at any time after the date hereof and of any changes in CENFED's allowance for loan and lease losses from the prior month-end, including an explanation of the reasons therefor.

         Section 5.5. Regulatory Matters. (a) The parties hereto shall cooperate with each other and use their best efforts promptly to prepare and file within thirty days of the date hereof all necessary applications, and thereafter to effect all documentation, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement. CENFED and Golden State shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to CENFED or Golden State, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

         (b) Golden State and CENFED shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4 and the Proxy Statement (each as defined in Section 5.8) or any other statement, filing, notice or application made by or on behalf of Golden State or CENFED to any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement.


         Section 5.6. Other Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals set forth in Section 5.6 of the CENFED Disclosure Letter and from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under federal and any applicable state securities laws) and obtaining any required contractual consents and approvals (which shall be the obligation of the party hereto bound by the contract in question), and cause the Closing of the transactions contemplated hereby to occur as soon as practicable after the receipt of all approvals, consents and waivers required by Section 6.1(b). Without limiting the generality of the foregoing, Golden State shall take all appropriate action to incorporate Merger Sub under the DGCL, to cause Merger Sub to become a party signatory to this Agreement and to perform its obligations under this Agreement in a timely manner. In addition, each of Golden State and CENFED shall appoint a person who shall be responsible for coordinating with the other party in order to consider and respond to any requests for consents hereunder and otherwise to complete the transactions contemplated hereby as soon as practicable.

         Section 5.7. Publicity. The initial press release announcing this Agreement shall be mutually agreed and, thereafter, subject to the provisions of applicable law, CENFED and Golden State shall mutually agree with each other prior to issuing any press releases or public statements with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

         Section 5.8. Preparation of Form S-4 and Proxy Statement. Golden State and CENFED, acting jointly, shall promptly prepare and file with the SEC an appropriate form of proxy statement (the "Proxy Statement") in compliance with the requirements of the Exchange Act and a registration statement under the Securities Act on Form S-4 (the

"Form S-4") in which the Proxy Statement will be included as a prospectus. Each of Golden State and CENFED shall use all reasonable efforts to have the Proxy Statement authorized for use pursuant to the Exchange Act and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Golden State shall also take any such action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of Golden State Common Stock in the Merger and CENFED shall furnish all information concerning CENFED and the holders of CENFED Common Stock as may be reasonably requested in connection with any such action.

         Section 5.9. Letter of CENFED Accountants. CENFED shall use its best efforts to cause to be delivered to Golden State a letter of CENFED's independent auditors, dated as of a date within two business days before the date on which the Form S-4 shall become effective and addressed to Golden State, and a written reconfirmation of such letter dated as of the Closing Date, in each case in form and substance reasonably satisfactory to Golden State, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to Form S-4.

         Section 5.10. Letter of Golden State Accountants. Golden State shall use its best efforts to cause to be delivered to CENFED a letter of Golden State's independent auditors, dated as of a date within two business days before the date on which the Form S-4 shall become effective and addressed to CENFED, and a written reconfirmation of such letter dated as of the Closing Date, in each case in the form and substance reasonably satisfactory to CENFED, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

         Section 5.11. Stockholder Action. CENFED shall take all action necessary, in accordance with applicable law and regulations, and its certificate of incorporation and by-laws, to obtain, as promptly as practicable, approval of this Agreement and the transactions contemplated hereby by the vote of stockholders of CENFED required under applicable law and regulations. Except to the extent legally required for the discharge by such board of directors of its fiduciary duties, in the written opinion of outside legal counsel, the Board of Directors of CENFED shall recommend to the holders of the CENFED Common Stock that they vote in favor of and approve the Merger and adopt and approve this Agreement and the transactions contemplated hereby.

         Section 5.12. Notification of Certain Matters. Each party hereto shall give prompt notice to the other of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by them subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which either of them is a party or is subject;
(b) any material adverse change in the financial condition, properties, business or results of operations of such party and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change; and
(c) any event or occurrence which may adversely affect the likelihood that a condition set forth in Article VI will be satisfied. Each party hereto shall give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         Section 5.13. Tax Matters. CENFED shall keep Golden State apprised of its progress in the preparation of its tax returns and shall provide to Golden State copies of draft returns prior to filing. In addition, CENFED agrees that it shall consult with Golden State prior to making any significant decisions with respect to tax reporting or other tax matters, in order to ensure to the extent possible that such decisions are consistent with the consummation of the transactions contemplated hereby.

         Section 5.14. Updated Disclosure Letters. Each party hereto shall provide the other party hereto with an updated Disclosure Letter within two days prior to the Effective Date; provided, however, that no such Updated Disclosure Letter shall be deemed to alter any party's representations and warranties or other obligations herein for purposes of Articles VI or VII hereof.

         Section 5.15. Affiliates. (a) Each of Golden State and CENFED shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment) of such party to deliver to the other party hereto, as soon as practicable after the date of this Agreement, and prior to the date of the stockholder meeting called by CENFED to approve this Agreement, a written agreement, in the form of Exhibit A(1) hereto (in the case of affiliates of Golden State) or A(2) hereto (in the case of affiliates of CENFED), as applicable, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of capital stock of Golden State or capital stock of CENFED held by such "affiliate" and, in the case of the "affiliates" of CENFED, the shares of Golden State Common Stock to be received by such "affiliate" in the Merger: (i) in the case of shares of Golden State Common Stock to be received by "affiliates" of CENFED in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder; and (ii) except to the extent and under the conditions permitted therein, during the period commencing 30 days prior to the Effective Time and ending at the time of the publication of financial results covering at least 30 days of combined operations of Golden State and CENFED.

         (b) Golden State shall use its best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

         Section 5.16. Stock Exchange Listing. Golden State shall use all reasonable efforts to cause the shares of Golden State Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Date.

         Section 5.17. Bank Merger. The parties agree to use their reasonable efforts between the date of this Agreement and the Closing to take all actions necessary or desirable, including the filing of any regulatory applications, so that the Bank Merger will occur as soon as possible after the Effective Time.

         Section 5.18. Corporate Governance. Golden State's Board of Directors shall take appropriate action to elect D. Tad Lowrey to the Board of Directors of Golden State and of Glendale Bank, such election to be effective as of the Effective Time.

         Section 5.19. Indemnification of Directors and Officers. Golden State agrees that all rights to indemnification or excupation now existing in favor of the directors, officers, employees and agents of CENFED and its subsidiaries as provided in their respective certificates of incorporation, charter, by-laws or similar charter documents in effect as of the date hereof with respect to matters occurring prior to the Effective Time, including matters relating to the negotiation, execution, delivery and performance of this Agreement, shall survive the Merger and shall continue in full force and effect at all times thereafter. Golden State further agrees (i) that to the full extent permitted by applicable law, regulations and the certificate of incorporation and by-laws of Golden State as in effect on the date hereof, it shall indemnify, defend and hold harmless each person who was an officer or director of CENFED or its subsidiaries prior to the Effective Time for any claim or loss arising out of their actions while serving as such director or officer, including any acts relating to this Agreement, and shall pay, as and when incurred, the expenses, including attorneys' fees, of such individual in advance of the final resolution of any claim, provided that such individuals shall first, to the extent required by law, execute an undertaking to return such advances in the event it is finally determined by appropriate judicial proceedings that such indemnification is not permitted under applicable law; and (ii) to cause each of the persons referred to in the preceding clause (i) to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by CENFED, provided that Golden State may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy with respect to acts or omissions occurring prior to the Effective Time committed by such officers and directors in their capacity as such; provided, however, that in no event shall Golden State be required to expend more than 200% of the current annual amount expended by CENFED to maintain or procure insurance coverage pursuant hereto. In the event Golden State, CENFED or any of their respective successors or assigns (i) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer or convey all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made, to the extent necessary, so that the successors and assigns of Golden State or CENFED, respectively, shall assume the obligation set forth in this Section 5.19. The provisions of this Section 5.19 are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification as provided herein and his or her heirs and representatives.


                                   ARTICLE VI.
                           CONDITIONS TO CONSUMMATION

         Section 6.1. Conditions to All Parties' Obligations. The respective obligations of Golden State and CENFED to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable law, waiver prior to the Effective Time of the following conditions:

         (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of CENFED in accordance with applicable law and its certificate of incorporation and by-laws.

         (b) All necessary regulatory approvals, consents and waivers with respect to this Agreement and the transactions contemplated hereby shall have been received and shall remain in full force and effect, and all applicable statutory waiting periods shall have expired; provided, however, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement that, individually or in the aggregate, would so materially and adversely impact the economic and business benefits of the transactions contemplated hereby to Golden State so as to render it inadvisable in the judgment of Golden State to proceed with the transactions contemplated hereby.

         (c) Any other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

         (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against Golden State or CENFED brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

         (e) No statute, rule or regulation shall have been enacted, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

         (f) The shares of Golden State Common Stock issuable to CENFED stockholders pursuant to this Agreement upon the completion of the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

         (g) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

         (h) Each of the letters from independent accountants, and written confirmations thereof, referred to in Sections 5.9 and 5.10 shall have been received at the times and in the form described in such Sections.

         Section 6.2. Conditions to Obligations of Golden State. The obligations of Golden State to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions, any or all of which conditions may be waived by Golden State:

         (a) Each of the representations and warranties of CENFED set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); CENFED shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; there shall have been no material adverse change in the financial condition, business or assets of CENFED and its subsidiaries taken as a whole since December 31, 1996; and Golden State shall have received a certificate signed by the chief executive officer and the chief financial officer of CENFED, dated the Closing Date, to the foregoing effect.

         (b) Golden State shall have received the opinion of Wachtell, Lipton, Rosen & Katz, counsel to Golden State, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State and CENFED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by holders of CENFED Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares) and that no gain or loss will be recognized by Golden State or CENFED as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of CENFED, Golden State and stockholders of CENFED.

         (c) Golden State shall have received the updated CENFED Disclosure Letter from CENFED required by Section 5.14.

         (d) None of the events provided for in the CENFED Rights Plan shall have occurred which would make the Rights provided for therein nonredeemable or which would make such Rights exercisable or cause them to trade separately from the CENFED Common Stock.

         Section 6.3. Conditions to Obligations of CENFED. The obligation of CENFED to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions, any or all of which conditions may be waived by CENFED:

         (a) Each of the representations and warranties of Golden State set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and as of the Closing Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); Golden State shall have performed, in all material respects, each of its covenants and agreements contained in this Agreement; there shall have been no material adverse change in the financial condition, business or assets of Golden State and its subsidiaries taken as a whole since December 31, 1996. CENFED shall have received a certificate signed by the chief executive officer and the chief financial officer of Golden State, dated the Effective Date, to the foregoing effect.

         (b) CENFED shall have received the opinion of Mayer, Brown & Platt, counsel to CENFED, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Golden State and CENFED will each be a party to that reorganization within the meaning of Section 368(b) of the Code, that no gain or loss will be recognized by holders of CENFED Common Stock upon the receipt of Golden State Common Stock in the Merger (except with respect to cash received in lieu of fractional shares) and that no gain or loss will be recognized by Golden State or CENFED as a result of the Merger. In rendering such opinion, such counsel may require and rely upon representations contained in certificates of CENFED, Golden State and stockholders of CENFED.

         (c) CENFED shall have received the updated Golden State Disclosure Letter required by Section 5.14.


                                  ARTICLE VII.
                                   TERMINATION

         Section 7.1. Termination. This Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by the stockholders of CENFED:

         (a) by the mutual consent of Golden State and CENFED;

         (b) by Golden State or CENFED, if its Board of Directors so determines by vote of a majority of the members thereof, in the event of (i) the failure of the stockholders of CENFED to approve this

Agreement, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to clause (ii) of this Section 7.1(b) unless any breach of representation or warranty asserted as the basis for such termination, together with all other such breaches, would entitle the party receiving such representation or warranty under Section 6.2(a) (in the case of a breach of representation or warranty by CENFED) or Section 6.3(a) (in the case of a breach of representation or warranty by Golden State) not to consummate the transactions contemplated hereby;

         (c) by Golden State or CENFED by written notice to the other party if either (i) the condition set forth in Section 6.1(b) shall not have been satisfied by the Termination Date; or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

         (d) by Golden State or CENFED, if its Board of Directors so determines by vote of a majority of the members thereof, in the event that the Merger is not consummated by the Termination Date, unless the failure to so consummate by such time is due to the breach of any material representation, warranty or covenant contained in this Agreement by the party seeking to terminate. The term "Termination Date" shall mean April 30, 1998; provided, however, that either party hereto shall have the right to extend such Termination Date for up to an additional 45 days if, prior to the Termination Date, such party notifies the other party in writing that such party believes that the approvals, consents or waivers to be obtained by such party are imminent and a reasonable factual basis for such party's belief that such approvals, consents or waivers are imminent is set forth in such written notice;

         (e) by CENFED if both (i) the Final Golden State Stock Price is less than $24.40, and (ii) the quotient obtained by dividing the Final Golden State Stock Price by $28.69 does not equal at least 85% of the quotient obtained by dividing the average Index Price during the 10 trading days for Golden State Common Stock (on which shares of Golden State Stock were traded) preceding the proposed Closing Date (the "Determination Period") by the average Index Price during the 10 trading days for Golden State Common Stock preceding August 15, 1997. As used herein, (i) the "Final Golden State Stock Price" shall mean the average of the per share closing prices of Golden State Common Stock on the NYSE Composite Transactions List (as reported in the Wall Street Journal or, in the absence thereof, as reported by another authoritative source mutually agreed upon by CENFED and Golden State) during the Determination Period, (ii) the "Index Price" shall mean, on any given date, the weighted average (weighted in accordance with the factors listed in the following clause (iii)) of the closing prices of the companies comprising the Index Group, and (iii) the "Index Group" shall mean the thrift holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since August 15, 1997 and before the date of determination of an Index Price, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies fails to meet any of the foregoing criteria, such company shall be deemed removed from the Index Group, and the weights (which shall be determined based upon the number of each company's outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. If any company belonging to the Index Group or Golden State declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction, the prices for the common stock of such company or Golden State shall be appropriately adjusted for the purposes of applying this Section 7.1(e). The thrift holding companies and the weights to be attributed to them are as follows:

                                          Weighting
Company Name                                Index
------------                              ---------
Ahmanson & Company (H.F.)                    9.38%
Astoria Financial Corp.                      2.02%
Bank United Corp.                            3.04%
Charter One Financial                        4.45%
Coast Savings Financial                      1.79%
Commercial Federal Corp.                     2.08%
Dime Bancorp Inc.                            9.99%
Downey Financial Corp.                       2.58%
Golden State Bancorp. Inc.                   4.85%
Golden West Financial Corp.                  5.47%
GreenPoint Financial Corp.                   4.34%
Long Island Bancorp Inc.                     2.31%
MAF Bancorp Inc.                             1.48%
New York Bancorp Inc.                        2.08%
People's Bank (MHC)                          5.88%
Peoples-Heritage Financial Group             2.64%
Queens County Bancorp Inc.                    .98%
Roslyn Bancorp Inc.                          4.20%
Soverign Bancorp Inc.                        6.74%
St. Paul Bancorp. Inc.                       3.27%
Washington Federal Inc.                      4.57%
Washington Mutual Inc.                      12.17%
Webster Financial Corp.                      1.15%
Westcorp                                     2.52%

                                    Total  100.00%


         Section 7.2. Effect of Termination. In the event of the termination of this Agreement by either Golden State or CENFED, as provided above, this Agreement shall thereafter become void and, subject to the last sentence of
Section 8.2, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the intentional breach by any other party hereto of any covenant or intentional misrepresentation in any of the representations and warranties set forth in this Agreement including, without limitation, rights to recover any out of pocket or transaction-related expenses arising from the transactions contemplated by this Agreement.


                                 ARTICLE VIII.
                                 OTHER MATTERS

         Section 8.1.  Certain Definitions; Interpretation.

         (a) As used in this Agreement, the following terms shall have the meanings indicated:

         "knowledge" when used with respect to a party to this Agreement means the actual knowledge of the executive officers of such party after appropriate inquiry of the person or persons employed by such party who have responsibility for the matter being referred to.

         "person" includes an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization; and

         "subsidiary," with respect to a person, means any other person controlled, directly or indirectly, by such person.

         (b) Except as the context may otherwise require, references in this Agreement to "Golden State" and to "CENFED" include each of their respective direct and indirect subsidiaries, including Glendale Bank and CenFed Bank, respectively, and references to "Golden State" shall mean Glendale Bank when used with reference to periods prior to the time that Glendale Bank became a wholly- subsidiary of Golden State.

         (c) When a reference is made in this Agreement to Articles or Sections such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings, contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation", whether or not so stated. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

         Section 8.2. Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. If this Agreement shall be terminated, the agreements of the parties in the last sentence of Section 5.4(a) and in Section 8.6 shall survive such termination.

         Section 8.3. Waiver. Any provision of this Agreement may (to the extent permitted by applicable law) be: (i) waived by the party benefited by the provision, or (ii) as permitted by applicable law, amended or modified (including the structure of the transaction), either prior to or after this Agreement and the transactions contemplated hereby are approved by the stockholders of CENFED; provided, that any such waiver, amendment or modification shall be effective only if given or made by an agreement in writing between the parties hereto approved or authorized by their respective boards of directors, but such waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other noncompliance.

         Section 8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         Section 8.5. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of laws provisions and principles thereof.

         Section 8.6. Expenses. Each party hereto will pay all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, it being agreed that all regulatory application fees shall be expenses of Golden State and that the costs of printing and mailing the Form S-4 shall be borne equally by Golden State and CENFED.

         Section 8.7. Notices. All notices, requests, acknowledg ments and other communications hereunder to a party, or changes to this notice provision, shall be in writing and shall be deemed to have been duly given when delivered by hand or private courier, or when transmitted by telecopy or telegram to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.


                  If to Golden State:

                           Golden State Bancorp Inc.
                           414 North Central Avenue
                           Glendale, California 91203
                           Attention: Richard A. Fink
                                      Vice Chairman
                           Facsimile: (626) 409 - 3151

                  With a copy to:

                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York 10019
                           Attention: Craig M. Wasserman, Esq.
                           Facsimile: (212) 403-2000


                  If to CENFED:

                           CENFED Financial Corporation
                           199 North Lake Avenue
                           Pasadena, California 91101
                           Attention: D.Tad Lowrey
                           President and Chief Executive Officer
                            Facsimile: (626) 585-2580

                  With a copy to:

                           Mayer, Brown & Platt
                           350 South Grand Avenue
                           25th Floor
                           Los Angeles, California  90071
                           Attention: James R. Walther, Esq.
                           Facsimile: (213) 625-0248

         Section 8.8. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement referenced in Section 5.4(a) the Stock Option Agreement and the Benefit Letter referenced in Section 5.3(e) represent the entire agreement and understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, other than the provisions of Section 5.19, is intended to confer upon any person other than Golden State and CENFED any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 8.9. Parties Bound; Assignment. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement may not be assigned by any party hereto without the written prior consent of the other parties hereto.

         Section 8.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 8.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.




GOLDEN STATE BANCORP INC.              CENFED FINANCIAL CORPORATION


By:                                    By:
   -------------------------              ------------------------------
   Richard A. Fink                        D. Tad Lowrey
   Vice Chairman                          President and Chief
                                          Executive Officer

                                  Exhibit A(1)



                  Form of Affiliate Letter Addressed to CENFED

CENFED Financial Corporation
199 North Lake Avenue
Pasadena, California 91101

Ladies and Gentlemen:

         I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Golden State Bancorp Inc., a Delaware corporation ("Golden State"), as the term "affiliate" is used in and for purposes of Accounting Series, Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger date as of August 17, 1997 (the "Merger Agreement") between Golden State and CENFED Financial Corporation, a Delaware corporation ("CENFED"), CENFED will be merged with a wholly-owned subsidiary of Golden State (the "Merger").

         I represent to and covenant with CENFED that from the date that is 30 days prior to the Effective Time (as defined in the Agreement) I will not sell, transfer or otherwise dispose of shares of CENFED Common Stock (as defined in the Merger Agreement) held by me and that I will not sell, transfer or otherwise dispose of any shares of Golden State Common Stock (as defined in the Merger Agreement) until after such time as results covering at least 30 days of combined operations of Golden State and CENFED have been published by Golden State in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10- K, 10-Q, or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of Golden State Common Stock or CENFED Common Stock as will not, in the reasonable judgment of accountants to Golden State, interfere with or prevent the Merger being accounted for as a "pooling of interests," taking into account the nature, extent and timing of



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
such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of CENFED and all affiliates of Golden State.

                                       Very truly yours,


                                       By: ___________________
                                           Name:


Accepted this ____ day of
__________, 1997 by

CENFED FINANCIAL CORPORATION

By: _________________
    Name:
    Title:




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
                                  Exhibit A(2)



               Form of Affiliate Letter Addressed to Golden State

Golden State Bancorp Inc.
414 North Central Avenue
Glendale, California 91203

Ladies and Gentlemen:

         I have been advised that as of the date hereof I may be deemed to be an "affiliate" of CENFED Financial Corporation, a Delaware corporation ("CENFED"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes Accounting Series Releases 130 and 135, as amended, of the Commission. I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of August 17, 1997 (the "Merger Agreement"), between Golden State Bancorp Inc., a Delaware corporation ("Golden State"), and CENFED, CENFED will be merged with a wholly-owned subsidiary of Golden State (the "Merger") and that as a result of the Merger, I may receive shares of Golden State Common Stock (as defined in the Merger Agreement) in exchange for shares of CENFED Common Stock (as defined in the Merger Agreement) owned by me.

         I represent, warrant and covenant to Golden State that in the event I receive any Golden State Common Stock as a result of the Merger:

a. I shall not make any sale, transfer or other disposition of the Golden State Common Stock in violation of the Act or the Rules and Regulations.

b. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Golden State Common Stock to the extent I believed necessary with my counsel or counsel for CENFED.

c. I have been advised that the issuance of Golden State Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement of Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Golden State, I may be deemed to have been an affiliate of CENFED and the distribution by me of the Golden State Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Golden State Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered



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
         under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Golden State, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d. I understand that Golden State is under no obligation to register the sale, transfer or other disposition of the Golden State Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

e. I also understand that stop transfer instructions will be given to Golden State's transfer agents with respect to the Golden State Common Stock and that there will be placed on the certificates for the Golden State Common Stock issued to me, or any substitutions therefor, a legend stating in the substance:

                                    "The securities represented by this
                                    certificate have been issued in a
                                    transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration."

f. I also understand that unless the transfer by me of my Golden State Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Golden State reserves the right to put the following legend on the certificates issued to my transferee:

                                    "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

         It is understood and agreed that the legends set forth in paragraphs
(e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned



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
shall have delivered to Golden State a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Golden State, to the effect that such legend is not required for purposes of the Act.

         I further represent to and covenant with Golden State that from the date that is 30 days prior to the Effective Time (as defined in the Merger Agreement) I will not sell, transfer or otherwise dispose of shares of CENFED Common Stock held by me and that I will not sell, transfer or otherwise dispose of any shares of Golden State Common Stock received by me in the Merger or other shares of Golden State Common Stock until after such time as results covering at least 30 days of combined operations of Golden State and CENFED have been published by Golden State, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the results of at least 30 days of combined operations; provided, however, that this paragraph shall not prevent me from selling, transferring or disposing of such number of shares of CENFED Common Stock or Golden State Common Stock as will not, in the reasonable judgment of accountants to Golden State, interfere with or prevent the Merger being accounted for as a "pooling of interests," taking into account the nature, extent and timing of such sale, transfer or disposition and of similar sales, transfers or dispositions by all other affiliates of CENFED and all affiliates of Golden State.



                                       Very truly yours,


                                       By: ___________________
                                           Name:


Accepted this ____ day of
__________, 1997 by

GOLDEN STATE BANCORP INC.

By: _________________
    Name:
    Title:




                                       48